Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to incorporation by reference in the registration statement (No. 333-126210) on Form S-8 of Bright Horizons Family Solutions, Inc. of our report dated June 27, 2007, with respect to the financial statements of the Bright Horizons Retirement Plan for the years ended December 31, 2006 and 2005, which report is included in this annual report on Form 11-K.
/s/ GRAY, GRAY & GRAY, LLP
Westwood, Massachusetts
June 27, 2007